Exhibit 4.6

RIGHTS AGREEMENT

Agreement made as of __________, 2018 between HL Acquisitions Corp., a British Virgin Islands company, with offices at 499 Park Avenue, 12th Floor, New York, New York 10022 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street Plaza, New York, New York 10004 (“Right Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) and has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-225520 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of its units, each unit (“Unit”) including, among other securities, one ordinary share of the Company, no par value per share (“Ordinary Share”), and one right to receive one-tenth of one Ordinary Share upon the happening of the triggering event described herein and, in connection therewith, will issue and deliver up to 4,887,500 rights (“Public Rights”) to the investors in the Public Offering; and

WHEREAS, the Company may issue up to an additional 212,500 rights (“EBC Rights” and together with the Public Rights, the “Rights”) upon exercise of certain unit purchase options issued to EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and/or its designees; and

WHEREAS, the Company desires the Right Agent to act on behalf of the Company, and the Right Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights; and

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Right Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Right Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Right Agent. The Company hereby appoints the Right Agent to act as agent for the Company for the Rights, and the Right Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Rights.

2.1. Form of Right. Each Right shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Right Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for Ordinary Shares.

2.3. Registration.

2.3.1. Right Register. The Right Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Right Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Right Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Right Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Right Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

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2.4. Detachability of Rights. The securities comprising the Units, including the Rights, will not be separately transferable until the ninetieth (90th) day after the date hereof unless EarlyBirdCapital informs the Company of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3. Terms and Exchange of Rights

3.1. Rights. Each Right shall entitle the holder thereof to receive one-tenth (1/10) of one Ordinary Share upon the happening of an Exchange Event (described below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its Ordinary Shares upon an Exchange Event as the purchase price for such Ordinary Shares has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights. Each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-tenth (1/10) of a share underlying each Right (without paying any additional consideration) upon consummation of the Exchange Event. Each holder of a Right will be required to indicate his, her or its election to convert the Rights into the underlying shares as well as to return the original certificates evidencing the Rights to the Company.

3.2. Exchange Event. An Exchange Event shall occur upon the Company’s consummation of an initial Business Combination (as defined in the Company’s Amended and Restated Memorandum and Articles of Association).

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3.3. Exchange of Rights.

3.3.1. Issuance of Certificates. As soon as practicable upon the occurrence of an Exchange Event, the Company shall direct holders of the Rights to return their Rights certificates to the Right Agent. Upon receipt of a valid Rights certificate, the Company shall issue to the registered holder of such Right(s) a certificate or certificates for the full number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Rights Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of an Exchange Event, the Company will instruct the Right Agent to round down to the nearest whole Ordinary Share.

3.3.2. Valid Issuance. All Ordinary shares issued upon an Exchange Event in conformity with this Agreement, and registered on the Company’s register of members, shall be validly issued, fully paid and nonassessable.

3.3.3. Date of Issuance. Each person in whose name any such certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date that he is registered on the Company’s register of members.

3.3.4 Company Not Surviving Following Exchange Event. Upon an Exchange Event in which the Company does not continue as the publicly held reporting entity, the definitive agreement with the target business for a Business Combination will provide for the holders of Rights to receive the same per share consideration the holders of the Ordinary Shares will receive in such transaction, for the number of shares such holder is entitled to pursuant to Section 3.1 above.

3.5 Duration of Rights. If an Exchange Event does not occur within the time period set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

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4. Transfer and Exchange of Rights.

4.1. Registration of Transfer. The Right Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right certificate representing an equal aggregate number of Rights shall be issued and the old Right certificate shall be cancelled by the Right Agent. The Right certificate(s) so cancelled shall be delivered by the Right Agent to the Company from time to time upon request.

4.2. Procedure for Surrender of Rights. Rights may be surrendered to the Right Agent, together with a written request for exchange or transfer, and thereupon the Right Agent shall issue in exchange therefor one or more new Right certificate(s) as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend, the Right Agent shall not cancel such Right certificate and issue new Right certificate(s) in exchange therefor until the Right Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Right certificate(s) must also bear a restrictive legend.

4.3. Fractional Rights. The Right Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right certificate for a fraction of a Right.

4.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights.

4.5. Adjustments to Conversion Ratios. The number of Ordinary Shares that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

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4.6 Right Execution and Countersignature. The Right Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Right Agent, will supply the Right Agent with Rights duly executed on behalf of the Company for such purpose.

5. Other Provisions Relating to Rights of Holders of Rights.

5.1. No Rights as Shareholder. Until exchange of a Right for Ordinary Shares as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2. Lost, Stolen, Mutilated, or Destroyed Right Certificate(s). If any Right certificate(s) is lost, stolen, mutilated, or destroyed, the Company and the Right Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right certificate, include the surrender thereof), issue a new Right certificate of like denomination, tenor, and date as the Right certificate so lost, stolen, mutilated, or destroyed. Any such new Right certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right certificate shall be at any time enforceable by anyone.

5.3. Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6. Concerning the Right Agent and Other Matters.

6.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Right Agent in respect of the issuance or delivery of Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

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6.2. Resignation, Consolidation, or Merger of Right Agent.

6.2.1. Appointment of Successor Right Agent. The Right Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Right Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Right Agent in place of the Right Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Right Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Right Agent at the Company’s cost. Any successor Right Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Right Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Right Agent with like effect as if originally named as Right Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Right Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Right Agent all the authority, powers, and rights of such predecessor Right Agent hereunder; and upon request of any successor Right Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Right Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2. Notice of Successor Right Agent. In the event a successor Right Agent shall be appointed, the Company shall give notice thereof to the predecessor Right Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

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6.2.3. Merger or Consolidation of Right Agent. Any corporation into which the Right Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Right Agent shall be a party shall be the successor Right Agent under this Agreement without any further act.

6.3. Fees and Expenses of Right Agent.

6.3.1. Remuneration. The Company agrees to pay the Right Agent reasonable remuneration for its services as such Right Agent hereunder and will reimburse the Right Agent upon demand for all expenditures that the Right Agent may reasonably incur in the execution of its duties hereunder.

6.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Right Agent for the carrying out or performing of the provisions of this Agreement.

6.4. Liability of Right Agent.

6.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Right Agreement, the Right Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chief Financial Officer and delivered to the Right Agent. The Right Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2. Indemnity. The Right Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Right Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Right Agent in the execution of this Agreement except as a result of the Right Agent’s gross negligence, willful misconduct, or bad faith.

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6.4.3. Exclusions. The Right Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

6.5. Acceptance of Agency. The Right Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6 Waiver. The Right Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Right Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7. Miscellaneous Provisions.

7.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Right Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2. Notices. Any notice, statement or demand authorized by this Right Agreement to be given or made by the Right Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Right Agent), as follows:

HL Acquisitions Corp.

499 Park Avenue

12th Floor

New York, NY 10022

Attn: Chief Executive Officer

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Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Right Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Right Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street Plaza

New York, New York 10004

Attn:

with a copy (which shall not constitute notice) in each case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Stuart Nuehauser, Esq.

and

EarlyBirdCapital, Inc.

366 Madison Avenue

8th Floor

New York, New York 10017

Attn: General Counsel and Investment Banking Department

Facsimile: 212-661-0200

7.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

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7.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights and, for the purposes of Sections 3, 7.4 and 7.8 hereof, EarlyBirdCapital, any right, remedy, or claim under or by reason of this Right Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. EarlyBirdCapital shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Right Agreement shall be for the sole and exclusive benefit of the parties hereto (and EarlyBirdCapital with respect to the Sections 3, 7.4 and 7.8 hereof) and their successors and assigns and of the registered holders of the Rights.

7.5. Examination of the Right Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Right Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Right. The Right Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Right Agreement and shall not affect the interpretation thereof.

7.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments shall require the written consent or vote of the registered holders of a majority of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of EarlyBirdCapital.

7.9 Severability. This Right Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Right Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Right Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

HL ACQUISITIONS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

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